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                                                                    EXHIBIT 23.1

                         Independent Auditors' Consent


Board of Directors
Data Race, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 33-55616, No. 33-75800, No. 333-24303 and No. 333-24305) on Form S-8 and in the
Registration Statement (No. 333-22605) on Form S-3 of DATA RACE, Inc. of our report dated September 2, 1998, relating to the balance sheets of DATA RACE, Inc. as of June 30, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-K of DATA RACE, Inc.

Our report dated September 2, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/  KPMG PEAT MARWICK, LLP
San Antonio, Texas
September 25, 1998